Exhibit 99.1
DREAMWORKS ANIMATION REPORTS STRONG FIRST QUARTER 2016 RESULTS
WITH REVENUES INCREASING 14% TO $190 MILLION AND SEGMENT GROSS PROFIT IMPROVING 31% TO $70 MILLION
_____________________________________________________________________________________

•	DreamWorks delivers first quarter operating income of $14 million

•	DreamWorks reports first quarter diluted earnings per share of $0.16
_____________________________________________________________________________________
Glendale, California – May 5, 2016 – DreamWorks Animation SKG, Inc. (Nasdaq: DWA) today reported revenues for the quarter ended March 31, 2016 of $190.4 million, representing an increase of 14.4% from the same period in 2015. In addition, DWA reported operating income of $13.8 million and net income attributable to DWA of $13.8 million, or $0.16 per diluted share for the quarter ended March 31, 2016.

"I am happy to report another strong quarter of financial results, which I believe reflect continued execution on our strategy of transitioning DreamWorks Animation into a global family entertainment company," said Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation. "I'm excited to be passing the baton to Comcast, as I know they will continue to build on the foundation we've established over the past 22 years."

On April 28, 2016 NBCUniversal, a division of Comcast Corporation, announced the acquisition of DreamWorks Animation. Under the terms of the agreement, DreamWorks Animation stockholders will receive $41.00 in cash for each share of DreamWorks Animation common stock. The agreement has been approved by the Board of Directors of DreamWorks Animation and Comcast, and the controlling shareholder of DreamWorks Animation has approved the agreement by written consent. The transaction is expected to close by the end of 2016, subject to receipt of regulatory approvals in the U.S. and abroad, as well as the satisfaction of other customary closing conditions.

First Quarter Review:
DWA’s first quarter revenues of $190.4 million increased 14.4% versus the prior-year period driven by performance in the Television Series and Specials, Consumer Products and New Media segments.

(a)Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

Beginning in the quarter ended March 31, 2016, DWA changed the method by which intellectual property costs are charged to the Consumer Products segment to provide better comparability to peers and to be similar to the method used in the Television Series and Specials segment while minimizing segment volatility. As a result, the Consumer Products segment no longer bears amortization of capitalized production costs for the use of Film and TV segment intellectual property. Instead, the Consumer Products segment is charged a royalty fee which will compensate the originating segment for the use of intellectual property. There is no change to DWA’s consolidated financials, as DWA’s ultimate revenues and the amortization of capitalized production costs remain unchanged. This methodology impacts segment reporting only. All prior-year period figures have been updated to reflect this new methodology.

Revenues for the quarter ended March 31, 2016 from the Feature Films segment were $94.3 million, compared to $128.7 million in the prior-year period. Revenues in the quarter ended March 31, 2015 were favorably impacted by the worldwide pay television distribution of How to Train Your Dragon 2 and Mr. Peabody and Sherman, higher home entertainment sales and recoveries of $6.3 million from previously established home entertainment reserves related to sales through DWA's former primary theatrical distributor. Segment gross profit for the quarter ended March 31, 2016 of $26.1 million compares to $38.1 million in the prior-year period, primarily due to lower revenues.

Kung Fu Panda 3, which was released domestically on January 29, 2016 has reached $514 million at the worldwide box office to date. The film contributed feature film revenue of $30.9 million for the quarter ended March 31, 2016, primarily earned from distribution outside of territories handled by the Company's primary distributor, Twenty-First Century Fox ("Fox"). Fox did not report any revenue to DWA in the quarter ended March 31, 2016 for the film as it had not yet recouped its marketing and distribution costs. DWA currently anticipates that Fox will recoup its marketing and distribution costs and begin reporting revenue to DWA during the quarter ending June 30, 2016.

Home contributed feature film revenue of $18.3 million in the quarter ended March 31, 2016, primarily from the international pay television window and worldwide home entertainment market. The film reached an estimated 6.9 million home entertainment units sold worldwide through the end of the first quarter, net of actual and estimated future returns.

(a)Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

The Penguins of Madagascar contributed feature film revenue of $1.6 million in the quarter ended March 31, 2016, primarily from worldwide home entertainment. Through the end of the first quarter, the film reached an estimated 4.6 million home entertainment units sold worldwide, net of actual and estimated future returns.

How to Train Your Dragon 2 contributed feature film revenue of $1.9 million in the quarter ended March 31, 2016, primarily from worldwide home entertainment. The film reached an estimated 9.7 million home entertainment units sold worldwide through the end of the first quarter, net of actual and estimated future returns.

Library titles contributed feature film revenue of $41.6 million in the quarter ended March 31, 2016, driven by licensing arrangements for the SVOD distribution of certain titles as well as worldwide television and home entertainment revenues for a number of titles including Mr. Peabody and Sherman.

Revenues for the quarter ended March 31, 2016 from the Television Series and Specials segment increased to $57.0 million, compared to $18.1 million during the prior-year period. The increase in revenues was attributable to a significantly higher number of episodes delivered under our episodic content licensing arrangements. Segment gross profit increased to $21.1 million from $3.5 million in the prior-year period. The increase was primarily driven by higher revenues and lower marketing expenses.

Revenues from the Consumer Products segment increased to $21.4 million in the quarter ended March 31, 2016, compared to $14.3 million in the same period last year. The increase was primarily due to revenues earned from location-based entertainment initiatives during the current quarter. Revenue for both the current and prior year quarters also included contributions from merchandise licensing arrangements. Segment gross profit increased to $15.0 million from $9.4 million in the prior-year period, as revenues earned from our location-based entertainment initiatives have lower associated costs.

Revenues for the quarter ended March 31, 2016 from the Company’s New Media segment were $15.2 million compared to $4.6 million during the three months ended March 31, 2015. This increase was primarily attributable to revenue generated from licensing and distribution of content, and to a lesser extent, brand sponsorship and talent management arrangements. Segment gross profit for the quarter ended March 31, 2016 increased to $6.5 million from $2.1 million in the prior-year period, primarily due to higher revenues.

(a)Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

For the quarter ended March 31, 2016, DWA posted operating income of $13.8 million, compared to an adjusted(a) operating loss of $(3.4) million in the prior-year period, primarily due to higher revenues and segment gross profit. General and administrative costs in the current quarter of $60.3 million were relatively even with adjusted(a) general and administrative costs in the prior-year period as higher costs related to the growth and expansion of the AwesomenessTV business were largely offset by a decrease in salaries and benefits as a result of our 2015 Restructuring Plan. Lastly, for the quarter ended March 31, 2016, the amount of selling and marketing expenses not allocated to the operating segments but included in operating income was $0.5 million.

Net income attributable to DWA for the quarter ended March 31, 2016 was $13.8 million, or income of $0.16 per diluted share. Net income in the current quarter included income from equity method investees of $2.5 million driven by positive contributions from Oriental DreamWorks. Also, during the quarter ended March 31, 2016, the Company recorded a provision for income taxes of $1.1 million, or an effective rate of 8.5% for the quarter. Adjusted(a) net loss in the prior-year period included a write-off of an equity method investment in the amount of $5.1 million in other expense (net).

For the three months ended March 31, 2016, adjusted(a) operating cash flow was $(47.8) million, compared to adjusted(a) operating cash flow of $30.7 million in the prior-year period. The main sources of cash during the current quarter were Home's domestic home entertainment revenues, The Penguins of Madagascar's domestic home entertainment and international television revenues, The Croods' worldwide home entertainment and international television revenues, How to Train Your Dragon 2's worldwide home entertainment revenues, and to a lesser extent, the collection of worldwide television and home entertainment revenues from our other films. In addition, other sources of cash included those related to revenues from licensing of our episodic content. Cash used in operating activities for the three months ended March 31, 2016 included $39.1 million related to incentive compensation payments, which increased $32.3 million when compared to the amount paid during the three months ended March 31, 2015 as these cash payments primarily fluctuate based on our financial results. During the three months ended March 31, 2016, we also made payments to an affiliate of a former stockholder related to tax benefits realized in 2015 in the amount of $16.4 million. Cash used in operating activities also included production spending for our films and television series, as well as participation and residual payments. Including the impact of the 2015

(a)Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

Restructuring Plan, DWA reported operating cash flow of $(52.9) million for the three months ended March 31, 2016, compared to operating cash flow of $1.6 million in the prior-year period.

As of March 31, 2016, DWA had $349.0 million of availability on its revolving credit facility and $91.6 million of cash and cash equivalents on hand, bringing the Company’s total available liquidity to approximately $440 million.

Subsequent to the end of the quarter, on April 5, 2016, DWA entered into a Unit Purchase Agreement with ATV, Hearst and Verizon. Pursuant to the Purchase Agreement, upon closing Verizon will acquire from DWA and ATV a 24.5% equity interest in ATV for a purchase price of $159.0 million, and Hearst will acquire from ATV additional equity interests in ATV to maintain a 24.5% equity interest. Following this transaction, DWA's equity interest in ATV will be reduced to 51.0%. DWA will continue to consolidate the results of ATV as it will retain control over its operations. The transaction is subject to a number of customary closing conditions. DWA currently expects that the closing of the transaction will be completed during the second or third quarters of 2016. Upon closing, and before adjusting for direct transaction costs, the Company expects that it will receive $168.0 million of aggregate gross proceeds from Verizon and Hearst, of which approximately $49.0 million will remain at the ATV joint venture.

Items related to the earnings press release for the first quarter of 2016 will be discussed in more detail on the Company’s earnings conference call later today.

Conference Call Information
DreamWorks Animation will host a conference call and webcast to discuss the results on Thursday, May 5, 2016 at 1:30pm (PT) / 4:30pm (ET). Investors can access the call by dialing (800) 230-1059 in the U.S. and (612) 234-9960 internationally and identifying "DreamWorks Animation Earnings Call" to the operator. The call will also be available via live webcast at ir.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Thursday, May 5, 2016. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 391182 as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at ir.dreamworksanimation.com.

(a)Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

About DreamWorks Animation
DreamWorks Animation (Nasdaq: DWA) is a global family entertainment company with business interests that span feature film and television production; licensing and consumer products; location-based entertainment; and new media properties, including the Company’s controlling interest in AwesomenessTV.  The Company’s feature film heritage includes many of the world’s most-beloved characters and franchises, including Shrek, Madagascar, Kung Fu Panda and How to Train Your Dragon, while its 32 feature film releases have amassed more than $13 billion in global box office receipts.  DWA’s television business has quickly become one of the world’s leading suppliers of high-quality family programming, reaching consumers on linear and on-demand platforms in more than 130 countries and winning a total of 30 Emmy™ Awards to date.  The Company’s deep portfolio of intellectual property is supported by a robust, worldwide consumer products practice, which includes licensing, and location-based entertainment venues around the world.  The Company is also the majority owner of AwesomenessTV, a leading video destination for Generation Z and Millennial audiences, and also owns 45% of Oriental DreamWorks, a world-class animation studio in China that produces family entertainment for both Chinese and global audiences.

Contact:
Investors:	Press:
Jennifer DiGrazia	Dan Berger
DreamWorks Animation Investor Relations	DreamWorks Animation Public Relations
(818) 695-3384	(818) 695-4747
Jennifer.Digrazia@dreamworks.com	Dan.Berger@dreamworks.com

Chad Mihalick	Matt Lifson
DreamWorks Animation Investor Relations	DreamWorks Animation Public Relations
(818) 695-4486	(818) 695-6576
Chad.Mihalick@dreamworks.com	Matt.Lifson@dreamworks.com

Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management's beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: receipt of regulatory

(a)Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

approvals for our pending merger with Comcast Corporation and for the investment in AwesomenessTV by Verizon and Hearst, audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

(a)Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2016	December 31, 2015
	(in thousands, except par value and share amounts)
Assets
Cash and cash equivalents	$91,610	$110,814
Trade accounts receivable, net of allowance for doubtful accounts	253,803	271,466
Receivables from distributors, net of allowance for doubtful accounts	240,846	230,569
Film and other inventory costs, net	832,418	820,454
Prepaid expenses	30,943	29,133
Other assets	70,842	69,098
Investments in unconsolidated entities	39,409	32,814
Property, plant and equipment, net of accumulated depreciation and amortization	38,121	37,765
Intangible assets, net of accumulated amortization	169,103	172,328
Goodwill	190,668	190,668
Total assets	$1,957,763	$1,965,109
Liabilities and Equity
Liabilities:
Accounts payable	$15,374	$10,847
Accrued liabilities	150,929	199,665
Payable to former stockholder	4,392	20,776
Deferred revenue and other advances	72,608	74,659
Deferred gain on sale-leaseback transaction	86,249	87,410
Revolving credit facility	101,000	60,000
Senior unsecured notes, net of deferred financing costs	295,399	295,134
Deferred taxes, net	18,131	17,778
Total liabilities	744,082	766,269
Commitments and contingencies
Equity:
DreamWorks Animation SKG, Inc. Stockholders' Equity:
Class A common stock, par value $0.01 per share, 350,000,000 shares authorized, 107,249,322 and 106,907,772 shares issued, as of March 31, 2016 and December 31, 2015, respectively	1,072	1,069
Class B common stock, par value $0.01 per share, 150,000,000 shares authorized, 7,838,731 shares issued and outstanding, as of March 31, 2016 and December 31, 2015	78	78
Additional paid-in capital	1,234,549	1,227,220
Accumulated other comprehensive loss	(4,465)	(3,642)
Retained earnings	721,814	707,978
Less: Class A Treasury common stock, at cost, 28,551,078 and 28,401,898 shares, as of March 31, 2016 and December 31, 2015, respectively	(792,789)	(789,186)
Total DreamWorks Animation SKG, Inc. stockholders' equity	1,160,259	1,143,517
Non-controlling interests	53,422	55,323
Total equity	1,213,681	1,198,840
Total liabilities and equity	$1,957,763	$1,965,109

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
	(in thousands, except per share amounts)
Revenues	$190,442	$166,530

Operating expenses (income):
Costs of revenues	114,624	106,165
Selling and marketing	6,140	8,475
General and administrative	60,250	89,142
Product development	545	332
Other operating income	(4,941)	(2,281)
Operating income (loss)	13,824	(35,303)

Non-operating income (expense):
Interest expense, net	(4,987)	(6,334)
Other income (expense), net	1,892	(5,466)
Increase in income tax benefit payable to former stockholder	—	(25)
Income (loss) before income from equity method investees and income taxes	10,729	(47,128)

Income (loss) from equity method investees	2,542	(6,362)
Income (loss) before income taxes	13,271	(53,490)
Provision for income taxes	1,130	2,400
Net income (loss)	12,141	(55,890)
Less: Net loss attributable to non-controlling interests	(1,695)	(1,113)
Net income (loss) attributable to DreamWorks Animation SKG, Inc.	$13,836	$(54,777)

Net income (loss) per share of common stock attributable to DreamWorks Animation SKG, Inc.
Basic net income (loss) per share	$0.16	$(0.64)
Diluted net income (loss) per share	$0.16	$(0.64)
Shares used in computing net income (loss) per share
Basic	86,398	85,615
Diluted	87,679	85,615

DREAMWORKS ANIMATION SKG, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31,
	2016	2015
	(in thousands)
Operating activities
Net income (loss)	$12,141	$(55,890)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Amortization and write-off of film and other inventory costs	95,461	93,352
Other impairments and write-offs	—	5,064
Amortization of intangible and other assets	5,821	3,977
Depreciation and amortization	1,492	13,374
Amortization of deferred financing costs	632	571
Amortization of deferred gain on sale-leaseback transaction	(1,161)	—
Stock-based compensation expense	4,861	4,399
Revenue earned against deferred revenue and other advances	(34,013)	(16,469)
Income related to investment contributions	(4,053)	(2,281)
(Income) loss from equity method investees	(2,542)	6,362
Deferred taxes, net	353	679
Changes in operating assets and liabilities:
Restricted cash	—	10,337
Trade accounts receivable	18,568	(16,704)
Receivables from distributors	(10,706)	54,648
Film and other inventory costs	(102,957)	(89,192)
Prepaid expenses and other assets	(8,166)	(20,387)
Accounts payable and accrued liabilities	(44,318)	(25,015)
Payable to former stockholder	(16,384)	(7,328)
Income taxes payable/receivable, net	318	305
Deferred revenue and other advances	31,760	41,760
Net cash (used in) provided by operating activities	(52,893)	1,562
Investing activities
Investments in unconsolidated entities	—	(510)
Purchases of property, plant and equipment	(3,709)	(1,845)
Net cash used in investing activities	(3,709)	(2,355)
Financing activities
Deferred financing costs	—	(5,729)
Purchase of treasury stock	(3,603)	(2,013)
Contingent consideration payment	—	(335)
Borrowings from revolving credit facility	71,000	340,405
Repayments of borrowings from revolving credit facility	(30,000)	(475,405)
Proceeds from lease financing obligation	—	185,000
Repayments of lease financing obligation	—	(1,184)
Capital contribution from non-controlling interest holder	—	15,000
Distributions to non-controlling interest holder	(206)	(571)
Net cash provided by financing activities	37,191	55,168
Effect of exchange rate changes on cash and cash equivalents	207	1,060
(Decrease) increase in cash and cash equivalents	(19,204)	55,435
Cash and cash equivalents at beginning of period	110,814	34,227
Cash and cash equivalents at end of period	$91,610	$89,662
Non-cash investing activities:
Intellectual property and technology licenses granted in exchange for equity interest	$3,918	$2,225
Services provided in exchange for equity interest	135	55
Total non-cash investing activities	$4,053	$2,280
Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes, net of amounts refunded	$487	$1,441
Cash paid during the period for interest, net of amounts capitalized	$10,092	$12,132

DREAMWORKS ANIMATION SKG, INC. SEGMENT REVENUES AND GROSS PROFIT RECONCILIATION (Unaudited)

	Three Months Ended
	March 31,
	2016	2015 (1)
	(in thousands)
Revenues
Feature Films
Third parties	$94,058	$128,020
Intersegment	255	669
Total Feature Films segment revenues	94,313	128,689

Television Series and Specials
Third parties	56,880	18,013
Intersegment	110	110
Total Television Series and Specials segment revenues	56,990	18,123

Consumer Products
Third parties	21,743	15,116
Intersegment	(365)	(779)
Total Consumer Products segment revenues	21,378	14,337

New Media	15,228	4,583
All Other	2,533	798
Total consolidated revenues	$190,442	$166,530

Segment gross profit(2)
Feature Films	$26,112	$38,092
Television Series and Specials	21,066	3,461
Consumer Products	14,992	9,413
New Media	6,513	2,115
All Other	1,485	495
Total segment gross profit	$70,168	$53,576

Reconciliation to consolidated income (loss) before income taxes:
Selling and marketing expenses(3)	490	1,686
General and administrative expenses	60,250	89,142
Product development expenses	545	332
Other operating income	(4,941)	(2,281)
Non-operating expenses, net	3,095	11,825
(Income) loss from equity method investees	(2,542)	6,362
Total consolidated income (loss) before income taxes	$13,271	$(53,490)
____________________

(1)	Reflects reclassifications between segments to conform to the current period methodology in allocating costs to the Consumer Products segment.

(2)
The Company defines segment gross profit as segment revenues less segment costs of revenues (which is comprised of costs of revenues and certain costs classified as a component of "selling and marketing" in its statements of operations).

(3)	Represents certain selling and marketing expenses that are not included as a component of segment gross profit due to the general nature of such expenses.

The following tables present 2015 quarterly and annual segment revenues, costs of revenues and gross profit to conform to the current period methodology described above of allocating costs for each of the impacted segments as if the changed methodology had been implemented effective as of January 1, 2015.

Feature Films Segment (including reclassifications)
	Three Months Ended				Year Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	December 31, 2015
(in millions)
Segment revenues
Third parties	$128.0	$87.8	$157.9	$146.4	$520.1
Intersegment	0.7	0.4	0.7	0.4	2.2
	128.7	88.3	158.6	146.8	522.3

Segment costs of revenues	90.6	59.0	107.8	85.4	342.7
Segment gross profit	$38.1	$29.3	$50.8	$61.4	$179.6

Television Series and Specials Segment (including reclassifications)
	Three Months Ended				Year Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	December 31, 2015
(in millions)
Segment revenues
Third parties	$18.0	$54.5	$50.7	$104.9	$228.1
Intersegment	0.1	0.2	0.3	1.0	1.6
	18.1	54.8	51.0	105.9	229.7

Segment costs of revenues	14.7	35.6	36.3	62.0	148.5
Segment gross profit	$3.5	$19.2	$14.7	$43.9	$81.2

Consumer Products Segment (including reclassifications)
	Three Months Ended				Year Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	December 31, 2015
(in millions)
Segment revenues
Third parties	$15.1	$12.7	$27.0	$31.7	$86.5
Intersegment	(0.8)	(0.7)	(1.0)	(1.4)	(3.8)
	14.3	12.0	26.0	30.4	82.7

Segment costs of revenues	4.9	7.8	6.1	19.8	38.7
Segment gross profit	$9.4	$4.2	$19.9	$10.5	$44.0
____________________
Note: Amounts may not foot due to rounding.

DREAMWORKS ANIMATION SKG, INC. SELLING AND MARKETING EXPENSES (Unaudited)
	Three Months Ended
	March 31,
	2016	2015
	(in thousands)
Selling and marketing	$6,140	$8,475
Less: allocation to segments	5,650	6,789
Unallocated selling and marketing	$490	$1,686

Non-GAAP Measures

In addition to the financial results reported in accordance with U.S. GAAP, we have provided the following non-GAAP measures: Adjusted Income/Loss Measures (which are further described and defined below) and Adjusted Operating Cash Flow (collectively, "non-GAAP measures"). Adjusted Income/Loss Measures and Adjusted Operating Cash Flow are not prepared in accordance with U.S. GAAP. Adjusted Income/Loss Measures and Adjusted Operating Cash Flow provide a supplemental presentation of our operating performance and generally reflect adjustments for unusual or non-operational activities. We may not calculate Adjusted Income/Loss Measures or Adjusted Operating Cash Flow in a manner consistent with the methodologies used by other companies. Adjusted Income/Loss Measures and Adjusted Operating Cash Flow (a) do not represent our operating income or cash flows from operating activities as defined by U.S. GAAP; (b) are not necessarily indicative of cash available to fund our cash flow needs; and (c) should not be considered alternatives to net income, operating income, cash provided by operating activities or our other financial information as determined under U.S. GAAP. Our presentation of Adjusted Income/Loss and Adjusted Operating Cash Flow measures should not be construed as an implication that our future results will be unaffected by unusual items. We believe the use of Adjusted Income/Loss and Adjusted Operating Cash Flow measures on a consolidated basis assists investors in comparing our ongoing operating performance between periods.

On January 22, 2015, the Company announced its restructuring initiatives (the "2015 Restructuring Plan") that are intended to refocus the Company's core feature animation business. In connection with the 2015 Restructuring Plan, the Company made changes in its senior leadership team and also made changes based on its reevaluation of the Company's feature film slate. The Company evaluates operating performance to exclude the effects of the charges related to the execution of the 2015 Restructuring Plan as it believes the restructuring-related charges do not correlate with the ongoing operating results of the Company's business and were charges that resulted from significant decisions that were made in order to refocus the Company. As a result, the Company believes that presenting the Company's Adjusted Operating Income/Loss, Adjusted Net Income/Loss Attributable to DreamWorks Animation SKG, Inc. and Adjusted Diluted Income/Loss per share (collectively, "Adjusted Income/Loss Measures") will aid investors in evaluating the performance of the Company. The Company defines Adjusted Income/Loss Measures as net earnings (loss) adjusted to exclude the items within its Consolidated Statements of Operations that relate to its 2015 Restructuring Plan (as discussed further in the footnotes to the tables below).

The Company uses these Adjusted Income/Loss Measures to, among other things, evaluate the Company's operating performance. These measures are among the primary measures used by management for planning and forecasting of future periods, and they are important indicators of the Company's operational strength and business performance because they provide a link between profitability and operating cash flow. The Company believes these measures are relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by the Company's management and help improve investors' understanding of the Company's operating performance. In addition, the Company believes that these are among the primary measures used externally by the Company's investors, analysts and industry peers for purposes of valuation and for the comparison of the Company's operating performance to other companies in its industry. In addition to the Adjusted Income/Loss Measures, for the same reasons described above, the Company also uses Adjusted Operating Cash Flow, which is defined as cash flow provided by operating activities (as presented in the Company's Consolidated Statements of Cash Flows) adjusted to exclude cash payments made in connection with its 2015 Restructuring Plan.

The following is a reconciliation of each of the Company’s GAAP measures (operating income/loss, net income/loss attributable to DreamWorks Animation SKG, Inc. and diluted earnings (or loss) per share) to the non-GAAP adjusted amounts. In addition, following this table are additional reconciliations for adjusted general and administrative expense, which is a component of the Adjusted Income/Loss Measures, and for adjusted operating cash flows.

DREAMWORKS ANIMATION SKG, INC. ADJUSTED INCOME/LOSS RECONCILIATIONS (Unaudited)

Three Months Ended
March 31, 2015
(in thousands, except per share amounts)
Operating loss — as reported	$(35,303)

Reverse 2015 Restructuring Plan charges:
Employee-related termination costs(1)	4,587
Relocation and other employee-related costs(2)	1,496
Accelerated depreciation and amortization charges(3)	9,279
Additional labor and other excess costs(4)	16,509
Total restructuring-related charges	31,871

Adjusted operating loss	$(3,432)

Net loss attributable to DreamWorks Animation SKG, Inc. — as reported	$(54,777)

Reverse 2015 Restructuring Plan charges:
Employee-related termination costs(1)	4,587
Relocation and other employee-related costs(2)	1,496
Accelerated depreciation and amortization charges(3)	9,279
Additional labor and other excess costs(4)	16,509
Total restructuring-related charges	31,871

Tax impact(5)	1,434

Adjusted net loss attributable to DreamWorks Animation SKG, Inc.	$(21,472)

Loss per share — as reported	$(0.64)

Reverse 2015 Restructuring Plan charges:
Employee-related termination costs(1)	0.05
Relocation and other employee-related costs(2)	0.02
Accelerated depreciation and amortization charges(3)	0.11
Additional labor and other excess costs(4)	0.19
Total restructuring-related charges	0.37

Tax impact(5)	0.02

Adjusted loss per share	$(0.25)

DREAMWORKS ANIMATION SKG, INC. ADJUSTED EXPENSE RECONCILIATION (Unaudited)

Three Months Ended
March 31, 2015
(in thousands)
General and administrative — as reported	$89,142

Reverse 2015 Restructuring Plan charges:
Employee-related termination costs(1)	4,587
Relocation and other employee-related costs(2)	1,496
Accelerated depreciation and amortization charges(3)	9,279
Additional labor and other excess costs(4)	16,509
Total restructuring-related charges	31,871

Adjusted general and administrative	$57,271

ADJUSTED OPERATING CASH FLOW RECONCILIATION (Unaudited)

	Three Months Ended
	March 31,
	2016	2015
	(in thousands)
Net cash (used in) provided by operating activities — as reported	$(52,893)	$1,562

2015 Restructuring Plan cash payments	5,082	29,156

Adjusted net cash (used in) provided by operating activities	$(47,811)	$30,718
____________________

(1)
Employee-related termination costs. Employee-related termination costs consist of severance and benefits (including stock-based compensation) attributable to employees that were terminated in connection with the 2015 Restructuring Plan.

(2)
Relocation and other employee-related costs. Relocation and other employee-related costs primarily consist of costs to relocate employees from our Northern California facility to our Southern California facility.

(3)
Accelerated depreciation and amortization charges. Accelerated depreciation and amortization charges consist of the incremental charges we incurred as a result of shortened estimated useful lives of certain property, plant and equipment due to the decision to exit our Northern California facility.

(4)
Additional labor and other excess costs. Additional labor consists of costs related to excess staffing in order to execute the restructuring plans specifically related to changes in the feature film slate. These additional labor costs are incremental to our normal operating charges and are expensed as incurred. Other excess costs are those due to the closure of our Northern California facility which primarily relate to costs that we incurred to continue to operate the facility until we begin to earn amounts under sublease arrangements.

(5)	Tax Impact. The tax impact of non-GAAP adjustments was calculated at the Company's combined effective tax rate.